EXHIBIT 99.2

CDEX INC SEEKS COMMERCIALIZATION MANAGEMENT TEAM TO SUPPORT INCREASED SALES PROJECTIONS FOR 2010

CDEX begins CEO search and reorganization of Board of  Directors.

Tucson, Arizona – February 11, 2010 – CDEX Inc. (OTCBB: CEXI) (www.cdexinc.com) announces that it is beginning a search for a new CEO with product commercialization and public company experience to lead the company in the expanding market climate of 2010 (see the new CEO Corner update and additional information on the Company’s web site).  In addition, Greg Firmbach will join the Company’s Board of Directors.

“With the upswing in ValiMed™ MVS units under contract and the need to look again at increasing ValiMed™ production for 2010, I believe it is time to bring in a new commercialization management team to take us to the next level,” said Malcolm Philips, CDEX CEO.  “Greg Firmbach, our new President, is the cornerstone of that Team.  To complement Greg’s strengths in sales and marketing, we are beginning a search for a new CEO with outstanding product commercialization and public company experience.  While we already have several candidates that have stepped forward, interested and qualified persons should contact us.”

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets.  The ValiMed™ product line provides life-saving validation of high-risk medications and returned narcotics.  The ID2™ product line detects trace amounts of illegal drugs, such as methamphetamine.  CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must strengthen its financial position as stated periodically in its SEC filings.  For more information, contact Malcolm Philips at mphilips@cdex-inc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "believes," "should," "intends," and similar words. These statements pose risks that cannot be accurately predicted.  Consequently, results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the SEC. There is no obligation to update any forward-looking statements.

4555 S. Palo Verde Rd. Suite 123    Tucson, AZ 85714    (520) 745-5172www.cdexinc.com